As filed with the Securities and Exchange Commission on May 25, 2000
Registration No. 333-30246

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENOMIC SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of
incorporation or organization)
3800
(Primary Standard Industrial
Classification Code Number)
38-3383038
(I.R.S. Employer
Identification No.)

4355 Varsity Drive, Suite E

Ann Arbor, Michigan 48108
(734) 975-4800
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Williams

President and Chief Executive Officer
Genomic Solutions Inc.
4355 Varsity Drive, Suite E
Ann Arbor, Michigan 48108
(734) 975-4800
(Name, address, including ZIP code, and telephone number,
including area code, of agent for service)

with copies to:

Peter Sugar
Gary A. Kendra
Joshua F. Opperer
Jaffe Raitt Heuer & Weiss,
Professional Corporation
One Woodward Avenue, Suite 2400
Detroit, Michigan 48226
(313) 961-8380
William T. Whelan
Peter T. Butterfield
Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000

    Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [   ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  X

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [   ]

“This post-effective amendment incorporates our most recent financial data schedule, which includes information for the quarter ended March 31, 2000.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the callable common stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee	$28,842

NASD filing fee	11,425

Nasdaq National Market listing fee	100,000

Printing and engraving expenses	200,000

Legal fees and expenses	350,000

Accounting fees and expenses	300,000

Blue Sky fees and expenses	75,000

Transfer Agent and Registrar Fees	10,000

Miscellaneous Expenses	124,733

Total	$1,200,000

Item 14.  Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

As permitted by the Delaware General Corporation Law, the registrant’s Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the registrant’s Amended and Restated Certificate of Incorporation, as amended, provides that (1) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions, (2) the registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions and (4) the rights conferred in the Amended and Restated Certificate, as amended, are not exclusive.

The registrant has entered into indemnification agreements with each of its directors and executive officers to give the directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s Amended and Restated Certificate of Incorporation, as amended, and to provide additional procedural protections. At present, there is no pending litigation or proceeding

PART II

involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Reference is also made to Section 9 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the registrant against liabilities. The indemnification provisions in the registrant’s Amended and Restated Certificate of Incorporation, as amended, and the indemnification agreements entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s directors and executive officers for liabilities arising under the securities Act of 1933.

The registrant has applied for liability insurance for its officers and directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere in this prospectus.

Item 15. Recent sales of unregistered securities

Within the past three years, the registrant has issued and sold unregistered securities in the amounts, at the times and for the aggregate amounts of consideration listed as follows:

1.	In April 1997, our predecessor, B.I. Systems Corporation, issued 45,821 shares of our common stock upon the conversion of 1,250,000 shares of Series A Preferred Stock.

2.	In April 1997, our predecessor, B.I. Systems Corporation, issued 31,728 shares of our common stock to replace 3,043,500 shares of common stock in a reverse stock split.

3.	In May 1997, our predecessor, B.I. Systems Corporation, issued 248,813 shares of our common stock in forgiveness for subordinated debt and accrued interest totaling $1,629,027.

4.	In May 1997, our predecessor, B.I. Systems Corporation, issued 13,100 shares of our common stock upon settlement of accounts payable in the amount of $85,000.

5.	In May 1997, our predecessor, B.I. Systems Corporation, issued 1,267,711 shares of our Series B preferred stock for an aggregate price of $1,267,711.

6.	In May 1997, our predecessor, B.I. Systems Corporation, issued 413,169 shares of our Series B preferred stock and 200,986 shares of common stock in exchange for notes payable and bridge financing obtained during 1997 totaling $413,169.

7.	In May 1997, our predecessor, B.I. Systems Corporation, issued 50,000 shares of our Series M preferred stock in forgiveness for a note payable and accrued interest totaling $983,764.

8.	In June 1997, our predecessor, B.I. Systems Corporation, issued 85,000 shares of our common stock in connection with the acquisition of the electrophoresis assets of BioPhotonics.

9.	In December 1997 we issued 4,070,339 shares of our Series C preferred stock for an aggregate price of $7,123,096.

10.	In December 1997 we issued 1,500,000 shares of our common stock in connection with the acquisition of PBA Technology, Ltd.

PART II

11.	In May 1998 we issued 1,100,000 shares of our Series D preferred stock for an aggregate price of $6,600,000.

12.	In January 1998, we issued 40,000 shares of our common stock in exchange for a software license valued at $14,800.

13.	In October 1998, we issued 600 shares of our common stock in exchange for services valued at $1,287.

14.	In October 1998 we issued a warrant to purchase 125,000 shares of our common stock in connection with the acquisition of ESA, Inc.

15.	In February 1999, we issued 500 shares of our common stock in exchange for services valued at $1,000.

16.	In April 1999 we issued subordinated notes in the principal amount of $6,000,000 together with warrants to purchase 1,400,000 shares of our common stock in connection with the business loan agreement dated April 23, 1999, of which 570,000 warrants will be canceled upon completion of this offering.

17.	In October 1999 we issued subordinated notes in the principal amount of $3,500,000 together with warrants to purchase 1,225,000 shares of our common stock in connection with the business loan agreement dated October 28, 1999, of which 501,500 warrants will be canceled upon completion of this offering.

18.	We issued 72,856 shares of common stock issued in lieu of interest in connection with the business loan agreement dated April 23, 1999 and with the business loan agreement dated October 28, 1999 in the aggregate amount of $355,959.

19.	In January 2000 we issued 1,269,841 shares of Series P preferred stock to PerkinElmer for an aggregate price of $8,000,000.

20.	Since our inception we have issued 1,392,042 shares of common stock issued upon the exercise of options to purchase stock for an aggregate exercise price of $140,565.

No underwriters were engaged in connection with the foregoing sales of securities. These sales of callable common stock, preferred stock, warrants and promissory notes were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering. Issuances of options to the Registrant’s employees, directors and consultants were made under Rule 701 promulgated under the Securities Act of 1933. The recipients of the above securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had access, through their relationship with the Registrant, to information about the Registrant.

PART II

Item 16. Exhibits and financial statement schedules

(a) Exhibit Index

See exhibits listed on the Exhibit Index following the signature pages of the Form S-1, which is incorporated herein by reference.

(b)  Financial Statement Schedules

No financial statement schedules will be filed.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in denominations and registered in these names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on May 25, 2000.

Genomic Solutions Inc.

By:	/s/ JEFFREY S. WILLIAMS

Jeffrey S. Williams
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JEFFREY S. WILLIAMS Jeffrey S. Williams	President, Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2000
* Steven J. Richvalsky	Chief Financial Officer, Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	May 25, 2000
* Robert G. Shepler	Chairman of the Board	May 25, 2000
* J. Matthew Mackowski	Director	May 25, 2000
* Daniel J. Mitchell	Director	May 25, 2000
* Damion E. Wicker, M.D.	Director	May 25, 2000
* P. Nicholas King	Director	May 25, 2000
* /s/ JEFFREY S. WILLIAMS Jeffrey S. Williams by Jeffrey S. Williams as attorney-in-fact

Exhibit index

Exhibit
No.		Description

1.1		Form of Underwriting Agreement†

2.1		Agreement and Plan of Merger between Genomic Solutions and B.I. Systems Corporation dated December 24, 1997†

2.2		Form of Governance Agreement between PerkinElmer, Inc. and Genomic Solutions†

2.3		Investor Agreement between Genomic Solutions and the former shareholders of PBA Technology Limited, dated December 19, 1997† (previously filed as Exhibit 4.16)

2.4(	a)	Investment Agreement between Genomic Solutions and PerkinElmer, Inc. dated December 14, 1999† (previously filed as Exhibit 10.1)

2.4(	b)	First Amendment to the Investment Agreement between Genomic Solutions and PerkinElmer, Inc.†

2.5		Asset Purchase Agreement between B.I. Systems Corp. and Biphotonics Corp., dated June 27, 1997† (previously filed as 10.22)

2.6		Agreement for the Sale and Purchase of the Entire Issued Share Capital of PBA Technology Limited, dated December, 1997† (previously filed as 10.23)

2.7		Asset Purchase Agreement between Genomic Solutions and Insight Biomedical Imaging, Inc., dated April 22, 1998† (previously filed as 10.24)

2.8		Asset Purchase Agreement between Genomic Solutions and ESA, Inc., dated October 13, 1998† (previously filed as 10.25)

3.1		Amended and Restated Certificate of Incorporation, filed December 24, 1997, as amended May 22, 1998 and January 29, 2000†

3.2		Second Amended and Restated Certificate of Incorporation to be filed prior to the closing of this offering†

3.3		Bylaws†

3.4		Third Amended and Restated Certificate of Incorporation to be filed at the close of this offering†

3.5		Audit Committee Charter†

3.6		Corrected Second Amended and Restated Certificate of Incorporation to be filed prior to the closing of this offering†

4.1		Form of Callable Common Stock Certificate†

4.2		Form of Amended and Restated Stockholders Agreement dated as of January 25, 2000, among Genomic Solutions and certain of its stockholders†

4.3		Series B Preferred Stock Purchase Agreement, dated May 1997, amended April 23, 1999†

4.4		Series M Preferred Stock Purchase Agreement, dated May 7, 1997†

4.5		Form of Series C Preferred Stock Purchase Agreement, dated December 29, 1997†

4.6		Series D Preferred Stock Purchase Agreement, dated May 27, 1998†

4.7		Registration Rights Agreement among Genomic Solutions and certain of its warrantholders, dated April 23, 1999, as amended on October 28, 1999†

4.9		Warrant between Genomic Solutions and ESA, Inc., dated October 13, 1998†

Exhibit
No.		Description

4.9(	b)	Form of Amended and Restated Callable Warrant between Genomic Solutions and ESA, Inc.†

4.10		Form of Cancelable Above $5.00 Liquidity Event Warrant issued April 23, 1999†

4.11		Form of Cancelable at $5.00 Liquidity Event Warrant issued April 23, 1999†

4.12		Form of Noncancelable Warrant issued April 23, 1999†

4.13		Form of Cancelable Above $5.00 Liquidity Event Warrant issued October 28, 1999†

4.14		Form of Cancelable at $5.00 Liquidity Event Warrant issued October 28, 1999†

4.15		Form of Noncancelable Warrant issued October 28, 1999†

4.17		Certificate of Designations, Preferences and Rights of Series P Preferred Stock, filed January 24, 2000†

4.18		Certificate of Designations, Preferences and Rights of Series D Preferred Stock, filed May 13, 1998, as amended May 22, 1998†

4.19		Registration Rights Agreement among Genomic Solutions and Jeffrey S. Williams†

4.20		Form of Securities Purchase Agreement between PerkinElmer, Inc. & Holders of Genomic Solutions Equity Securities†

5.1		Opinion letter of Jaffe Raitt Heuer & Weiss, Professional Corporation, regarding the validity of securities being registered†

8.1		Opinion letter of Jaffe Raitt Heuer & Weiss, Professional Corporation, regarding certain tax matters†

10.2		Sales, Marketing and Distribution Agreement between Genomic Solutions and PerkinElmer, Inc., dated December 14, 1999‡

10.3		Business Loan Agreement among Genomic Solutions and certain of its warrantholders, dated April 23, 1999†

10.4		Business Loan Agreement among Genomic Solutions and certain of its warrantholders, dated October 28, 1999†

10.5		Form of Indemnification Agreement†

10.6		B.I. Systems Corporation 1994 Omnibus Equity Incentive Plan†

10.6(	b)	Amendment to B.I. Systems Corporation 1994 Omnibus Equity Incentive Plan†

10.7		1998 Stock Option Plan, as amended†

10.8		1998 Non-Employee Director and Consultant Stock Option Plan, as amended†

10.9		2000 Employee Stock Purchase Plan†

10.10		Executive Employment Agreement between Genomic Solutions and Jeffrey Williams, dated January 1, 2000†

10.11	(a)	Promissory Note between Jeffrey S. Williams and Genomic Solutions, dated January 1, 1998†

10.11	(b)	Promissory Note between Jeffrey S. Williams and Genomic Solutions, dated February 1, 2000†

10.12	(a)	Termination Agreement between Genomic Solutions and Dr. Kevin Auton, dated January 29, 2000†

10.12	(b)	Employment Agreement between Genomic Solutions and Dr. Kevin Auton, dated December 9, 1998†

Exhibit
No.		Description

10.13		Consulting Agreement between Genomic Solutions and P. Nicholas King, dated January 4, 1996†

10.14	(a)	Line of Credit between Genomic Solutions and Comerica Bank, dated August 10, 1998, as amended†

10.14	(b)	Variable Rate Master Revolving Note between Genomic Solutions and Comerica, dated March 24, 2000†

10.14	(c)	Security Agreement between Genomic Solutions and Comerica Bank, dated March 24, 2000†

10.14	(d)	Variable Rate Master Revolving Note between Genomic Solutions and Comerica, dated April 28, 2000†

10.15		Lease between Genomic Solutions and Dart Container Corporation of Michigan, dated July 22, 1998†

10.16		Lease Agreement between Genomic Solutions and Highland Industrial Properties, LLC, dated August 7, 1997†

10.17		Lease Agreement between Genomic Solutions Ltd and Winterhur Life UK Limited, dated April 16, 1999†

10.18		Lease Agreement between Motonori Akanori and Chuo Tochi K.K., dated April 21, 1998†

10.19		Master Lease Agreement with TransAmerica Business Credit Corporation, dated June 24, 1998, as amended†

10.20		Genomic Solutions Limited Sale of Shares in HD Technologies Limited, dated January 25, 2000†

10.21		(withdrawn)

10.26		License Agreement between MRC and PBA Technology, dated January 9, 1995†

10.27		First Amendment to October Business Loan Agreement, dated March 24, 2000†

10.28		Second Amendment to April Business Loan Agreement, dated March 24, 2000†

10.29		Sublease between Genomic Solutions and ESA, Inc., dated October 13, 1998†

10.30		Third Amendment to April Business Loan Agreement, dated April 28, 2000†

10.31		Second Amendment to October Business Loan Agreement, dated April 28, 2000†

21.1		List of Subsidiaries†

23.1		Consent of Jaffe Raitt Heuer & Weiss, Professional Corporation†

23.2		Consent of Arthur Andersen LLP, updated May 3, 2000†

23.3		Consent of Rader, Fishman & Grauer, updated April 4, 2000†

24.1		Power of Attorney (included on signature page)†

27.1		Financial Data Schedule

*   To be filed by amendment.

†   Previously filed.

‡	Certain information in Exhibit 10.2 has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.
** Refiled in its entirety.